Exhibit 10.7

Dated the 7 of June 2007

The persons whose names are set out in Schedule 1 Part A

and

The corporations whose names are set out in Schedule 1 Part B

(Vendors)

and

AirMedia Group Inc.

(Purchaser)

Share Exchange Agreement

relating to Broad Cosmos Enterprises Ltd

This Agreement is made on the 7th day of June 2007

BETWEEN:

(1)	The persons whose names are set out in Schedule 1 Part A (the “Ordinary share Vendors”)

(2)	The corporations whose names are set out in Schedule 1 Part B (the “Preferred Share Vendors”)

(the Ordinary share Vendors and the Preferred Share Vendors are together the “Vendors”); and

(3)	AirMedia Group Inc., a company incorporated under the laws of the Cayman Islands with its registered office at PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Purchaser”).

RECITALS

(A)	The Purchaser is contemplating offering new and existing shares to the public for subscription and sale and is contemplating making an application to issue and list its shares in the United States.

(B)	Preparatory to the listing of the shares of the Purchaser as aforesaid, a corporate reorganisation of a group of companies involving Broad Cosmos Enterprises Ltd., a company incorporated under the laws of the British Virgin Islands with its registered office at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands (the “Company”) will take place whereby the Company will become a wholly-owned subsidiary of the Purchaser.

(C)	Pursuant to the corporate reorganisation, the Vendors will sell to the Purchaser and the Purchaser will purchase from the Vendors the entire issued share capital of the Company subject to and upon the terms and conditions of this Agreement.

(D)	Conditional upon completion of this Share Exchange Agreement, certain investors (the “Series B Investors”) have agreed to purchase from the Purchaser, and the Purchaser has agreed to issue and sell to those investors, certain Series B Redeemable Convertible Preferred Shares, par value US$0.001 each, in the Purchaser, on the terms and conditions set out in that certain Share Purchase Agreement by and among the Purchaser, the Series B Investors, and other parties named therein dated as of April 26, 2007 (the “Series B Purchase Agreement”).

(E)	The Company, the Holders of Ordinary Shares of the Company and Global Gateway Investments Ltd. are parties to that certain Shareholders Agreement, dated as of February 28, 2007 (the “Prior Shareholders Agreement”).

(F)	In connection with the consummation of the transactions contemplated under the Series B Purchase Agreement, Global Gateway Investments Ltd, the Holders of Ordinary

Shares of the Purchaser, and the Series B Investors intend to enter into a new Shareholders Agreement with the Purchaser to, among other things, establish certain matters pertaining to the operation and management of the Purchaser and each other Group Company and to regulate certain rights and obligations among the parties thereto, including with respect to the transfer and voting of shares in the Purchaser (the “New Shareholders Agreement”).

OPERATIVE PROVISIONS

1.	Interpretation

1.1	In this Agreement and the Schedules hereto the following words and expressions shall, where the context so admits, bear the following meanings :-

“Agreement”	this Agreement;

“Business Day”	a day (not being a Saturday) on which banks generally are open for business in the PRC;

“Ordinary Consideration Shares”	62,400,000 ordinary shares of US$0.001 each in the share capital of the Purchaser to be issued and allotted in exchange for the Ordinary Sale Shares;

“Ordinary Sale Shares”	62,400,000 ordinary shares of US$0.001 each in the capital of the Company constituting the entire issued ordinary share capital thereof;

“Companies Law”	The Companies Law (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“Company”	Broad Cosmos Enterprises Ltd, a company incorporated under the laws of the British Virgin Islands, further particulars of which are set out in Part A of Schedule 2;

“Completion”	completion of this Agreement as provided in Clause 4 below;

“Completion Date”	on or before June 7, 2007 or such later date as shall be agreed among the Parties;

“Consideration Shares”	the Ordinary Consideration Shares and the Preferred Consideration Shares;

“Group”	the Company and all its direct or indirect Subsidiaries;

“Parties”	the parties to this Agreement and “Party” means any of them;

“PRC”	The People’s Republic of China;

“Preferred Consideration Shares”	37,600,000 series A preferred shares of US$0.001 each in the share capital of the Purchaser to be issued and allotted in exchange for the relevant Preferred Sale Shares;

“Preferred Sale Shares”	37,600,000 series A preferred shares of US$0.001 each in the capital of the Company constituting the entire issued preferred share capital thereof;

“Sale Shares”	the Ordinary Sale Shares and the Preferred Sale Shares;

“Subsidiaries”	The several subsidiaries established or controlled by the Company, details of which are set out in Part B of Schedule 2; and

“US$”	United States dollars, the lawful currency of the United States of America.

1.2	Words and expressions defined in the Companies Law shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

1.3	The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.4	Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.5	References in this Agreement to any agreed draft document or any document in agreed form are references to the document described in the form of the draft agreed between the parties and initialled by them for identification purposes.

1.6	References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended consolidated extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

1.7	References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.8	The Clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.9	Notwithstanding any other provision contained herein, the obligations of the Vendors shall be several and not joint.

2.	Agreement to sell and purchase

2.1	On and subject to the terms of this Agreement, each of the Vendors shall sell and transfer the legal and beneficial interest in the Sale Shares set against their respective names in column (2) of Schedule 1 Parts A and B and the Purchaser agrees to purchase the same in each case free from all liens, charges, encumbrances and other equities of any description and together with all rights and benefits now and hereafter attaching thereto, including (without limitation) all rights to dividends and other distributions hereafter paid declared or made in respect of the Sale Shares.

2.2	The Vendors hereby waive all rights to receive notice of, rights to consent to, rights of first refusal, co-sale rights, pre-emption and similar or other rights over the transactions contemplated by this Agreement, the Sale Shares or any of them or any proceeds deriving therefrom to which they or any other person may be entitled under applicable law, the Articles of Association of the Company, any agreement to which any Party hereto is a party or otherwise in relation to the transactions contemplated by this Agreement.

2.3	Notwithstanding any other provision in this Agreement, the Purchaser shall simultaneously complete the sale and purchase of all of the Sale Shares from all Vendors under this Agreement.

3.	Consideration

The consideration payable by the Purchaser to the Vendors for the Sale Shares shall be satisfied or deemed to have been satisfied in full by the Purchaser allotting and issuing to the Vendors respectively, the number of Consideration Shares as set against their respective names in Column (3) of Schedule 1 Parts A and B, credited as fully paid.

4.	Completion

4.1	Unless otherwise agreed and subject to Section 2.3, Completion shall take place at the offices of Latham & Watkins LLP situated on 41/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong, the Company’s principal place of business on the Completion Date.

4.2	On or prior to Completion:-

(a)	Each Vendor shall deliver to the Purchaser duly executed transfers of its Sale Shares in favour of the Purchaser together with the share certificates therefor or an indemnity in a form reasonably required by the Purchaser in the case of any missing share certificates; and

(b)	Each Vendor shall procure that its nominees to the board of director’s of the Company approves a written resolution with respect to the approval of the following:-

(i)	the transfers of the Sale Shares;

(ii)	the entry of the name of the Purchaser into the register of members of the Company; and

(iii)	all such other business as the Purchaser shall reasonably require to vest in the Purchaser the beneficial ownership of the Sale Shares.

4.3	Subject to the completion of the matters referred to in Clause 4.2 above, the Purchaser shall on the Completion Date:

(i)	issue and allot the Consideration Shares (and share certificates evidencing such Consideration Shares), credited as fully paid to each of the Vendors as set out in Clause 3 above, and free from all liens, charges, encumbrances and other equities of any description; and

(ii)	deliver to the Vendors a copy of the register of members of the Purchaser evidencing the issue and allotment of the relevant number of the Consideration Shares to the Vendors respectively.

5.	Vendor Warranties

Each of the Vendors hereby represents, warrants and undertakes to the Purchaser that:-

(i)	it has full power and authority and has obtained all necessary consents waivers and licences to enter into and perform the obligations to be performed by each of them under or pursuant to this Agreement and any agreement to be entered into by each of them as herein mentioned; and

(ii)	each of the Vendors is the absolute beneficial owner of the number of Sale Shares (or otherwise has full power to sell and transfer to the Purchaser full legal and beneficial interest in the number of Sale Shares and beneficial ownership of the number of Sale Shares) set against their respective names in column (2) of Schedule 1 Part A or B as the case may be and each of the Sale Shares is and will at Completion be free from all charges liens encumbrances and equities whatsoever;

6.	Purchaser Warranties

The Purchaser hereby represents and warrants to the Vendors that:-

6.1	The Purchaser is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets.

6.2.	The Purchaser has all requisite power, authority and capacity to enter into this Agreement, and to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

6.3.	The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder will not result in (i) any conflict with the memorandum and articles of association of the Purchaser or (ii) any breach or violation of, conflict with or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which it or its properties or assets are bound.

6.4	Immediately prior to the Completion of this Agreement, the authorized share capital of the Purchaser is 500,000,000 ordinary shares, of which 1 is issued and outstanding. Immediately after the Completion of this Agreement, the authorized share capital of the Purchaser will be US$500,000.00 divided into 446,400,000 Ordinary Shares of a par value of US$0.001 each, of which 62,400,000 are issued and outstanding, and 53,600,000 redeemable Preferred Shares of a par value of US$0.001 each of which 37,600,000 Preferred Shares are designated as Series A Preferred Shares and of which 16,000,000 Preferred Shares are designated as Series B Preferred Shares, all of which are issued and outstanding.

6.5	The Consideration Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

6.6	Prior to the Completion of this Agreement, the Purchaser has not conducted any business. The Purchaser has no indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which it has otherwise become directly or indirectly liable.

7.	Conditions Precedent

This Agreement shall be conditional, and effective immediately, upon, (i) the completion of the matters referred to in Section 4 above; (ii) the completion of the Series B Purchase Agreement, including the adoption of a new memorandum and articles of the

Purchaser in the form agreed to by the Vendors, Purchaser and Series B Investors; (iii) the termination of the Prior Shareholders Agreement; (iv) the entering into of the New Shareholders Agreement; and (vi) the execution of an assignment and assumption agreement between the Purchaser, the Company, Global Gateway and the Holders of Ordinary Shares of the Company.

8.	Further Assurance and Covenants

8.1	The Vendors hereby agree to do any such further acts documents and things as the Purchaser may reasonably require to vest in the Purchaser (or as it shall direct) the beneficial ownership of the Sale Shares free from all charges liens encumbrances and other adverse interests and to vest the benefit of this Agreement in the Purchaser.

8.2	The Purchaser covenants and agrees to cause the Company to file, on the date immediately following the Completion Date, a Form 8832 (“Check-the-box election”) with the United States Internal Review Service with respect to the Company for the purpose of treating the contribution of the Sales Shares and Sales Shares hereunder as a reorganization for United States tax purposes, in form and substance satisfactory to Global Gateway Investment Ltd.

9.	Survival of Agreement

This Agreement (and in particular the warranties, representations, covenants, agreements and undertakings of the Vendors hereunder) shall, insofar as the terms hereof remain to be performed or are capable of subsisting, remain in full force and effect after and notwithstanding Completion.

10.	Successors and Assigns

This Agreement shall not be assignable by the Vendors (save as expressly permitted herein) but shall be binding upon and inure for the benefit of each Party’s successors in title, except that Global Gateway Investments Ltd may assign this Agreement (and any right hereunder) to any of its Affiliates (as such term is defined in the New Shareholders Agreement), which shall include CDH China Growth Fund II, L.P., CDH China Growth Capital Fund III, L.P., CDH Venture Partners and Cephei Absolute Return Fund Ltd.

11.	Announcements

Save in respect of statutory returns or matters required to be disclosed by law or other governmental or regulatory authorities or in connection with the proposed listing of the share capital of the Purchaser, none of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement by the Purchaser.

12.	Notices

Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this clause). Any notice sent by post as provided in this clause shall be deemed to have been served five Business Days after dispatch and any notice sent by facsimile as provided in this clause shall be deemed to have been served at the time of dispatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly dispatched to a current facsimile number of the addressee.

To the Ordinary share Vendors

Name	:	GUO Man
Address	:	No. 8, Yong An Dong Li, Jian Guo Man Wai, Chao Yang District, Beijing, China
Fax	:	+86 10 8528 8912

Name	:	XU Qing
Address	:	No. 8, Yong An Dong Li, Jian Guo Man Wai, Chao Yang District, Beijing, China
Fax	:	+86 10 8528 8912

Name	:	ZHANG Xiaoya
Address	:	No. 8, Yong An Dong Li, Jian Guo Man Wai, Chao Yang District, Beijing, China
Fax	:	+86 10 8528 8912

To the Preferred Share Vendors

Name	:	Global Gateway Investments Ltd
Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Fax	:
Attn	:

To the Purchaser

Name	:	AirMedia Group Inc.
Address	:	P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands
Fax	:	+86 10 8528 8912
Attn	:	GUO Man

13.	General

13.1

The obligations and liabilities of any Party hereto shall not be prejudiced released or affected by any time or forbearance or indulgence release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such Party or any other Party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice release or affect any such obligations except an express written release by all the parties to whom the relevant obligations and liabilities are owed or due.

13.2	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

13.3	This Agreement represents the entire agreement between the Parties and it may only be varied by written document signed by all the Parties.

13.4	Except where expressly provided to the contrary, the rights and remedies reserved to the Parties or any of them under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to such Parties whether under this Agreement or any such document by statute common law or otherwise.

13.5	This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands and the parties hereby irrevocably undertake to submit themselves to the non-exclusive jurisdiction of the courts of the Cayman Islands.

IN WITNESS whereof this Agreement has been duly executed by each of the Parties the day and year first before written.

The Ordinary share Vendors

SIGNED by	)
GUO Man	)
)

/s/ GUO Man

SIGNED by	)
XU Qing	)
)

/s/ XU Qing

SIGNED by	)
ZHANG Xiaoya	)
)

/s/ ZHANG Xiaoya

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT RELATING TO BROAD COSMOS ENTERPRISES LTD

The Preferred Share Vendors

SIGNED by WANG ZHENYU, DIRECTOR	)
for and on behalf of	)
Global Gateway Investments Ltd	)

/s/ WANG Zhenyu

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT RELATING TO BROAD COSMOS ENTERPRISES LTD

The Purchaser

SIGNED by GUO MAN, DIRECTOR	)
for and on behalf of	)
AirMedia Group Inc.	)

/s/ GUO Man

SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT RELATING TO BROAD COSMOS ENTERPRISES LTD

SCHEDULE 1

Part A

ORDINARY SHARE VENDORS

Name of Ordinary share Vendors	No. of Ordinary Sale Shares	No. of Ordinary Consideration Shares
1 GUO Man	49,832,640	49,832,640

2 XU Qing	7,450,560	7,450,560

3 ZHANG Xiaoya	5,116,800	5,116,800

Total:	62,400,000	62,400,000

Schedule 1-1

Part B

PREFERRED SHARE VENDORS

Series A preferred shares of US$0.001 each

Name of Preferred Share Vendors	No. of Preferred Sale Shares	No. of Preferred Consideration Shares
1 Global Gateway Investments Ltd	37,600,000	37,600,000
Total:	37,600,000	37,600,000

Schedule I-2

SCHEDULE 2

Part A		BROAD COSMOS ENTERPRISES LTD
Incorporation date	:	26 June 2006
Place of Incorporation :	:	British Virgin Islands
Authorised share capital	:	The Company is authorised to issue a maximum of 162,400,000 ordinary shares each with a par value of US$0.001 and 37,600,000 series A redeemable convertible preferred shares each with a par value of US$0.001.
Issued share capital	:	A total of 62,400,000 ordinary shares each with a par value of US$0.001 and 37,600,000 series A redeemable convertible preferred shares each with a par value of US$0.001 have been issued.
Shareholders	:	As set out in Schedule 1
Directors	:	GUO Man XU Qing ZHANG Xiaoya WANG Zhenyu SHANG Xiaojun

Part B		SUBSIDIARIES

No.	Company	Place of Incorporation	Registered / Authorized Capital	Shareholder	Percentage of equity interest held	Directors
1.	Broad Cosmos Enterprise Ltd	British Virgin Islands	US$200,000,000	GUO Man	49.83%
				XU Qing	7.45%
				ZHANG Xiaoya	5.12%
				Global Gateway Investments Ltd	37.6%

2.	Air Media International Ltd	British Virgin Islands	US$50,000	Broad Cosmos Enterprise Ltd	100%

3.	Air Media (China) Ltd	Hong Kong	HK$10,000	Air Media International Ltd	100%

4.	Shenzhen Air Media Technology Co. Ltd.	PRC	RMB500,000	Broad Cosmos Enterprises Ltd	100%
5.	Beijing Air Media Advertising Co Ltd	PRC	RMB1,620,000	GUO Man	49.83%
				XU Qing	7.45%
				ZHANG Xiaoya	5.12%
				WANG Zhenyu	37.6%

6.	Air Media Technology (Beijing) Co Ltd	PRC	US$6,000,000	Air Media (China) Ltd	100%

7.	Beijing Shengshi United Advertising Co Ltd	PRC	RMB1,000,000	GUO Man	49.83%
				XU Qing	7.45%
				ZHANG Xiaoya	5.12%
				WANG Zhenyu	37.6%

8.	AirTV United Media & Culture Co Ltd	PRC	RMB1,000,000	Beijing Air Media Advertising Co., Ltd	75%
				Beijing Dalu Culture Media Co., Ltd	25%

9.	Beijing Air Media UC Advertising Co Ltd	PRC	RMB1,000,000	GUO Man	51.13%
				XU Qing	10.65%
				WANG Zhenyu	38.22%

10.	Beijing Ai Yi Ke Experiencing Information & Technology Co Ltd	PRC	RMB2,040,816	LI Dongmei	17%
				SONG Jianghua	12%
				HAO Peng	20%
				Beijing Air Media Advertising Co Ltd	51%

Schedule 2-1